Exhibit 10.18

2013 Management Performance Bonus Plan

Purpose:

The Virobay, Inc. (the “Company”) 2013 Management Performance Bonus Plan (the “Plan”) is applicable to our Named Executive Officers (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission) and certain other officers as determined by the Board of Directors (the “Board”). The Plan is designed to reward the participants for assisting the Company in achieving its operational goals through exemplary performance. The overarching intent in setting and achieving the goals is to build long-term stockholder value.

Determination of 2013 Cash Bonuses:

Under the Plan, cash bonuses, if any, will be based on the achievement by the Company of certain corporate objectives (the “Corporate Objectives”) as determined in the sole discretion of the Board. Target bonuses for each participant in the Plan range from 20% to 30% of the participant’s base salary. Any cash bonus earned during the period shall be paid in one lump sum, in the payment period immediately following the Board’s determination of the achievement of such Corporate Objectives. No cash bonus will be earned or payable in the event a participant’s employment terminates, for any reason, before the end of the fiscal year. The Board reserves the right to modify these goals and criteria or to otherwise amend or terminate the Plan at any time.